April 30, 2021
D. Brent Shafer
Chairman of the Board and Chief Executive Officer
2800 Rock Creek Parkway
North Kansas City, Missouri 64117

Re: Transition to Senior Advisor and Departure from Cerner Corporation (“Cerner”)
Dear Brent:
In connection with Cerner’s ongoing Chief Executive Officer (“CEO”) succession planning process, it is acknowledged that you may consider retiring in the next few years. In order to provide for a smooth and orderly CEO succession, the Cerner Board of Directors (the “Board”) desires to commence a search for your successor (the “Successor CEO”) immediately, to retain your services as CEO and Chairman of the Board until the earlier of the date the Successor CEO starts at Cerner and December 31, 2021 (the “Successor CEO Start Date”), and to retain you to provide transition services as Senior Advisor from the Successor CEO Start Date until the later of (i) May 31, 2022 and (ii) the one year anniversary of the Successor CEO Start Date (your “Departure Date”).
This letter agreement outlines the terms of the agreement between Cerner and you regarding your transition to a Senior Advisor and departure from Cerner.
•Service as CEO and Chairman. From now until the Successor CEO Start Date, you will continue to serve as the Chairman of the Board and CEO for Cerner. You agree to resign from all positions you hold as an officer and director (including Chairman) of Cerner and its subsidiaries, affiliates, joint ventures or other related entities effective as of the Successor CEO Start Date. No further action or documentation is required to give effect to your resignations, although you agree to execute any further documentation that Cerner may reasonably request to evidence them.
•Transition to Senior Advisor. Beginning on the Successor CEO Start Date and until your Departure Date, you agree to provide ongoing transition services to Cerner as a Senior Advisor, a non-officer employee role, including transitioning your duties and responsibilities to the Successor CEO and performing such other services as requested and directed by the Board or the Successor CEO (the “Services”). While providing the Services, you acknowledge and agree that you will have no authority to bind Cerner. Cerner agrees to reimburse you for any travel or other expenses incurred by you in providing any of the Services, subject to approval of such expenses by the Successor CEO or Cerner’s Chief Financial Officer.

•Compensation While Serving as CEO. In consideration for your continuing service as CEO until the Successor CEO Start Date, and satisfactorily performing your work through that date:
•Salary. Through and ending on the Successor CEO Start Date, Cerner will continue to pay you at a rate equal to your annual current base salary ($850,000), less appropriate payroll deductions, on Cerner’s regular paydays.
•Airplane Use. You will remain eligible to continue your personal use of Cerner’s corporate aircraft up to a value of $100,000, as previously approved by the Board’s Compensation Committee for 2021, through the Successor CEO Start Date. Within 30 days following the Successor CEO Start Date, Cerner agrees to pay you a lump sum cash payment equal to (a) $100,000, less (b) the value of your personal use of Cerner’s corporate aircraft in 2021 prior to the Successor CEO Start Date, calculated consistent with past practice.
•Short-term Incentive. You will remain eligible to participate in the Cerner Corporation 2018 Performance Compensation Plan (as amended, the “CPP”) through December 31, 2021 (regardless of whether the Successor CEO Start Date occurs prior to such date). Calculations and payments under the CPP shall be governed by the CPP and your 2021 award granted under the CPP will be based on the actual CPP metrics achieved or not achieved. Any amounts earned will be paid to you in accordance with Cerner’s regular CPP payment schedule. Your annual incentive target bonus level for 2021 is $1,275,000.
•Long-term Incentive. Your annual long-term incentive target award amount for 2021 will be $2,500,000 and will be granted in accordance with the Cerner Corporation 2011 Omnibus Equity Incentive Plan (as amended, the “LTIP”) and subject to the terms and conditions of the LTIP and the award agreement governing your 2021 grant. Your 2021 LTIP award will be in the form of time-based restricted stock units (“RSU”) and will vest on the first anniversary of the award’s grant date (subject to early vesting in accordance with the terms of this letter agreement).
•Benefits. You will continue to be entitled to eligible benefits through the Successor CEO Start Date, consistent with Cerner’s benefit programs.
•Compensation starting on the Successor CEO Start Date through your Departure Date. In consideration for, and subject to and conditioned upon, your execution and non-revocation of the attached Transition Agreement (the “Transition Agreement”) on the Successor CEO Start Date, and your continuing service as Senior Advisor until your Departure Date:
•Cash. From the Successor CEO Start Date through and ending on your Departure Date, Cerner will pay you at a rate equal to your annual current base salary

($850,000), less appropriate payroll deductions on Cerner’s regular paydays. You will not be eligible for a 2022 merit increase.
•Long-term Incentive. On the Effective Date (as defined therein) of the Transition Agreement, Cerner will: (i) fully vest each award of Cerner common stock (each a “Cerner Equity Award”) that is an outstanding unvested stock option, which would have vested by its terms on or before your Departure Date (and you shall have until the earlier of one year from your Departure Date and the balance of the original option term to exercise such option); and (ii) fully vest each Cerner Equity Award that is an outstanding unvested RSU that would have vested by its terms on or before your Departure Date. For purposes of the preceding sentence, your 2021 long term incentive award in the amount of $2,500,000 shall be treated as outstanding on the Effective Date regardless of the date of grant, and if granted after the Effective Date, shall be fully vested on the date of the grant. All other Cerner Equity Awards you hold on the Successor CEO Start Date (which, at such time, will all be unvested performance-based vesting Cerner Equity Awards) will be eligible to become vested in accordance with the applicable award agreements and the LTIP. If your employment, either as CEO or Senior Adviser, is terminated prior to the Departure Date by reason of your death or Disability (as the term Disability is defined in your Employment Agreement, as defined below), all Cerner Equity Awards that would have vested on or before your Departure Date will vest on the date of death or Disability, as the case may be. In the case of termination by reason of your death or Disability, any performance-based restricted stock units that would have vested, notwithstanding the performance condition, on or before your Departure Date, will vest assuming a 100% of target level of performance.
•Benefits. You will continue to be entitled to eligible benefits as Senior Advisor through your Departure Date, consistent with Cerner’s then current benefit programs.
•COBRA Coverage. Cerner will pay you in lump sum, within 60 days following your Departure Date, the difference between the monthly COBRA continuation premium for you and your partner, spouse or dependents under Cerner's health, vision and dental plans in effect as of your Departure Date and the monthly amount you were paying for such coverage, less applicable deductions required by law multiplied by 24.
•Communication Plan. Cerner and you will work together to create a mutually agreeable communication plan related to your transition and departure.
•Separation from Service. Unless Cerner and you otherwise agree in writing, your employment will end at the close of business on your Departure Date, at which point you will cease to be an employee of Cerner or any of its subsidiaries, affiliates, joint ventures or other related entities. Each party agrees to execute the Transition Agreement on the Successor CEO Start Date or such earlier date mutually agreed between the parties. No further action or documentation is required to give effect to your termination of employment, although you agree to execute any further documentation that Cerner may reasonably request to evidence it. You agree that neither your transition to a Senior Advisor nor your departure constitutes a termination (“Constructive Termination” or otherwise) under your Cerner Executive Employment Agreement dated February 1, 2018, as amended by that certain letter agreement dated February 19, 2021 (as amended, your “Employment Agreement”) or any other Cerner severance plan and waive any claim to separation payments under Sections 3.A and 3.B of your Employment Agreement or any other agreement or Cerner plan. This letter agreement is not a guarantee of employment.
•Termination without Cause. Notwithstanding the foregoing, if your employment (either as CEO or Senior Adviser) during the term covered by this letter is terminated without Cause by Cerner prior to the Departure Date, your waiver, as set forth in the prior paragraph, of any claim to separation payments under Sections 3.A and 3.B of your Employment Agreement is null and void and the terms of Sections 3.A or 3.B of your Employment Agreement shall govern your separation payments.
•Cerner Property. With the exception of your laptop, iPad and cell phone, you will return all other Cerner-issued equipment by no later than June 14, 2022. At the end of your employment, you will work with Cerner to ensure that corporate data is removed from your laptop, iPad and cell phone and preserved by Cerner, if needed.
•Tax Matters. Tax will be withheld by Cerner as appropriate under applicable tax requirements for any payments or deliveries under this letter agreement. To the extent any taxable expense reimbursement or in-kind benefits under this letter agreement is subject to Section 409A of the U.S. Internal Revenue Code of 1986 (“Section 409A”), (a) the amount thereof eligible in one taxable year shall not affect the amount eligible for any other taxable year, (b) in no event shall any expenses be reimbursed after the last day of the taxable year following the taxable year in which you incurred such expenses, and (c) in no event shall any right to reimbursement or receipt of in-kind benefits be subject to liquidation or exchange for another benefit. Each payment under this letter agreement will be treated as a separate payment for purposes of Section 409A. In the event that any amounts payable to you in your capacity as Senior Adviser are considered to constitute deferred compensation subject to Section 409A, then each separate installment of such payments shall be considered a separate payment for purposes of Section 409A, and any such payments that are not exempt from Section 409A and that would otherwise have been payable prior to the first day of the seventh month following the month that includes your separation from service shall be accumulated and paid on the earlier of such date or the date of your death.
•Forfeiture and Reimbursement. If you are found by a court or arbitrator to have committed a material breach of any material provision of this letter agreement or your Employment Agreement, (a) Cerner’s obligation to deliver payments and benefits to you under this letter agreement will cease immediately, (b) you will be obligated to reimburse Cerner for all payments already made to you under this letter agreement prior to the date of the breach, and (c) any outstanding Cerner equity award held by you will immediately be forfeited notwithstanding any contrary term or condition in any underlying grant instrument. Cerner will also be entitled to all other legal and equitable remedies available to it by law.
•Entire Agreement. This letter agreement, your Employment Agreement and your Cerner Mutual Arbitration Agreement with Cerner dated January 10, 2018, constitutes the full, complete and entire agreement of the parties related to your transition to and Services as Senior Advisor and your departure. The benefits and payments under this letter agreement supersede and replace any benefits or payments you might otherwise be eligible to receive under your Employment Agreement, the Cerner Enhanced Severance Pay Plan, any successor thereto, or any other broad-based Cerner severance plan or policy which otherwise would be applicable to you. However, the parties agree that your Employment Agreement (excluding any right you have to any severance payment or severance benefit thereunder), otherwise remains in full force and effect. In the event of any inconsistency between this letter agreement and any other plan, program, practice or agreement in which you are a participant or a party, the terms described in this letter agreement will control unless such other plan, program, practice or agreement specifically identifies the terms in this letter agreement, and the specific provision hereof, as not so controlling.
•Miscellaneous Representations. You confirm and represent to Cerner, by signing this letter agreement, that: (a) you have wholly relied upon your own judgment, belief and knowledge and the advice of your counsel, and (b) you understand and accept all of the terms and conditions of this letter agreement.

By signing below, we each acknowledge this as a binding agreement.

Sincerely,

/s/ William D. Zollars
William D. Zollars
Lead Director
Accepted and Agreed:

/s/ Brent Shafer
D. Brent Shafer

TRANSITION AGREEMENT
This Transition Agreement (“Transition Agreement”), is made by and between Cerner Corporation (together with its subsidiaries and affiliates, “Cerner”) and D. Brent Shafer (“you” or “your” and, together with Cerner, the “parties”).
RECITALS
WHEREAS, you are currently, and have been since February 1, 2018, the Chairman of the Board (“Chairman”) and Chief Executive Officer (“CEO”) of Cerner;
WHEREAS, you entered into a Cerner Executive Employment Agreement with Cerner, effective as of February 1, 2018, as amended by that certain letter agreement, dated February 19, 2021 (as amended, your “Employment Agreement”), and a Mutual Arbitration Agreement with Cerner dated January 10, 2018 (your “Arbitration Agreement”);
WHEREAS, you entered into a letter agreement with Cerner dated April 30, 2021 regarding your transition to Senior Advisor and departure (the “Letter Agreement”);
WHEREAS, in order to provide for a smooth and orderly transition to your successor (the “Successor CEO”), the parties have mutually agreed that you will continue to serve as CEO and Chairman until the earlier of when the Successor CEO commences service as CEO and December 31, 2021, and you will provide services thereafter to Cerner until May 31, 2022 (your “Departure Date”) in accordance with the Letter Agreement; and
WHEREAS, in consideration for the compensation described in the Letter Agreement and herein, and other good and valuable consideration, the receipt and sufficiency of which you and Cerner hereby acknowledge, you agree to the terms contained herein and, as described below, agree to provide services through your Departure Date and provide the releases described in this Transition Agreement with respect to matters relating to or arising out of your employment with Cerner.
NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, the parties agree as follows:
1.DEPARTURE ARRANGEMENT AND BENEFITS AND TRANSITION SERVICES. Cerner and you agreed to the terms of the Letter Agreement, which is incorporated herein by reference, and subject to your acceptance and timely return of this Transition Agreement to Cerner, without revocation, Cerner agrees to compensate you and accelerate certain of your Cerner Equity Awards (as defined in the Letter Agreement) in accordance with the Letter Agreement. Each of the grant instruments for any Cerner Equity Award the vesting or exercise of which is adjusted by this Paragraph 1 is hereby deemed amended as of the Effective Date of this Transition Agreement.
2.PAYMENT IN THE EVENT OF DEATH. In the event of your death prior to the date on which you would be paid any amounts under Paragraph 1, Cerner will pay to your designated beneficiary separately communicated to Cerner (your “Beneficiary”) the same payment and benefits that you would have received under Paragraph 1; provided, that your Beneficiary completes and delivers a Form W-9 to Cerner. You may revoke or change your Beneficiary designation at any time by delivering to Cerner a written document signed by you with the attestation of a notary stating that you are revoking or changing the designation, provided that such document is delivered while you are still alive and of sound mind. If your Beneficiary does not survive you or if your deaths are simultaneous, this paragraph and designation shall be void and of no effect, and any payments due under Paragraph 1 shall be made to your estate.
3.YOUR RELEASE OF CLAIMS. In consideration for the payment and other benefits eligible to be received under this Transition Agreement and on behalf of yourself and your successors, assigns, agents, heirs and descendants, you hereby acquit, release and forever discharge Cerner and its affiliates and subsidiaries, and all of their successors, assigns, officers, directors, agents, servants, employees, shareholders, fiduciaries, attorneys and representatives, whether past or present for all of the foregoing (collectively, the “Cerner Released Parties”) from any and all manner of claims, debts, damages, injuries, judgments, awards, executions, demands, liabilities, obligations, suits, actions and causes of action, whether known or unknown, fixed or contingent, accrued or to accrue, direct or indirect, and whether at law or in equity, which you may have against the Cerner Released Parties, including, but not limited to, those arising out of or by reason of your employment by Cerner, or with respect to your departure from employment with Cerner and/or its subsidiaries, or with respect to claims for expenses, salary, incentive payments or equity grants against Cerner.
Without in any way limiting the generality of the foregoing, you acknowledge and agree that you are hereby releasing and discharging Cerner and all other Cerner Released Parties from any and all manner of claims, debts, damages, injuries, judgments, awards, executions, demands, liabilities, obligations, suits, actions and causes of action that may be asserted under any local, state, federal, statutory or common law relating to discrimination in employment including, without limitation, discrimination relating to race, ethnicity, religion, sex, pregnancy, disability, equal pay, age, veteran status, national origin, creed, color, and retaliation, and including claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Equal Pay Act, the Age Discrimination in Employment Act, Family and Medical Leave Act, 42 U.S.C. Sections 1981, 1983 and 1985, the Employee Retirement Income Security Act (“ERISA”), Workmen’s Compensation laws, Consolidated Omnibus Budget Reconciliation Act, the Worker Adjustment and Retraining Notification Act, Executive Order 11246, the Rehabilitation Act, veterans’ laws, all federal, state and local laws related to libel, slander, defamation, invasion of privacy, breach of contract, outrageous conduct, intentional or negligent infliction of emotional distress, respondent superior, negligent hiring or retention, and all other laws and ordinances which are meant to protect workers in their employment relationships and under which you might have rights and claims.

A.Includes Release of ADEA Claims. You understand and agree that you are releasing Cerner and all other Cerner Released Parties from all rights and claims of discrimination relating to age, including all rights and claims under the Age Discrimination in Employment Act of 1967, as amended (hereinafter referred to as “ADEA”).
B.Nothing in this Transition Agreement is intended to, or shall, interfere with your rights under federal, state, or local civil rights or employment discrimination laws to file or otherwise institute a charge of discrimination, to participate in a proceeding with any appropriate federal, state, or local government agency enforcing discrimination laws, or to cooperate with any such agency in its investigation, none of which shall constitute a breach of this Transition Agreement. You shall not, however, be entitled to any relief, recovery, or monies in connection with any such action or investigation brought against Cerner, regardless of who filed or initiated any such complaint, charge, or proceeding. Nothing in this Transition Agreement is intended to, or shall, interfere with your right to file a claim for unemployment benefits (if any), or to file a claim asserting any causes of action which by law you may not legally waive.
C.Nothing in this Transition Agreement is intended to, or shall, interfere with (1) your rights to indemnification under Cerner’s bylaws (and Cerner agrees to keep in force sufficient directors and officers’ insurance to protect you against such potential liabilities for a period of ten years from your Departure Date) or liability insurance policy; (2) your rights to vested ERISA benefits; (3) any rights as a stockholder of the Company, and (4) your rights under the Letter Agreement or this Transition Agreement.
4.CERNER’S RELEASE OF CLAIMS. Cerner, its affiliates and subsidiaries and all of their successors and assigns (collectively, the “Cerner Parties”) hereby acquit, release and forever discharge you and your successors, assigns, agents, heirs and descendants, from any and all manner of claims, debts, damages, injuries, judgments, awards, executions, demands, liabilities, obligations, suits, actions and causes of action that have accrued as of and are known to Cerner on your Departure Date, whether direct or indirect and whether at law or in equity, which the Cerner Parties may have against you arising out of your employment with Cerner. The Cerner Parties’ release of claims does not apply to claims related to the enforcement of or your failure to comply with this Transition Agreement or your violation of your noncompetition, confidentiality, and non-solicitation obligations.
5.OBLIGATIONS WITH RESPECT TO CONFIDENTIALITY AND WORK PRODUCT. You acknowledge and agree that all confidentiality obligations and covenants and obligations and covenants with respect to Work Product (as such term is defined in the Employment Agreement) set forth in your Employment Agreement or any other employment agreement that you signed at the time of or during your employment by Cerner or any of its subsidiaries shall continue in full force and effect, including during such time as you are providing Services (as defined in the Letter Agreement) to Cerner.
Nothing in this Transition Agreement shall (i) prohibit you from disclosing confidential information in connection with reporting possible violations of law or regulation to any governmental agency or entity or attorney in accordance with any whistleblower protection provisions of applicable law or regulation, including 18 USC 1833, or (ii) require notification or prior approval by Cerner of any reporting described in clause (i); provided, however, that any such disclosures must be made in accordance with the applicable law or regulation and in a manner that limits, to the furthest extent possible, disclosure of confidential information.
6.CONSIDERATION PERIOD. You acknowledge that you have twenty-one (21) days from the date you received this Transition Agreement in which to consider it, although you may sign this Transition Agreement earlier than twenty-one (21) days if you so choose. You further understand that you have the right to revoke this Transition Agreement by delivering written notice to Cerner during the seven-day period after you sign it. This Transition Agreement shall become effective after the seven-day revocation period has expired assuming you do not revoke it (the “Effective Date”).
7.NO FURTHER PAYMENTS. You agree that after your Departure Date, Cerner will owe no additional compensation to you other than: (i) your final paycheck covering the period through your Departure Date, and (ii) the benefits and payments described in Paragraph 1. You agree that amounts paid pursuant to this Transition Agreement shall be in full and final satisfaction of any amounts or other benefits that could be owed to you under any other agreement you may have entered into with Cerner or, except as required by law or specifically provided herein, any other Cerner benefit plan or arrangement, including but not limited to your Employment Agreement, the Enhanced Severance Pay Plan or the Business Optimization Severance Pay Plan.
8.FORFEITURE AND REIMBURSEMENT. By signing this Transition Agreement, you agree that the promises you have made in it are of a special nature and that any material breach or material violation by you of the terms of this Transition Agreement will result in immediate and irreparable harm to Cerner. If you are found by a court or arbitrator to have committed a material breach of any confidentiality, non-competition, non-solicitation or other material provision in this Transition Agreement or your Employment Agreement, (i) Cerner’s obligation, if applicable, to deliver payments and benefits to you under this Transition Agreement or the Letter Agreement will cease immediately, (ii) you will be obligated to reimburse Cerner for all payments already made to you under Paragraph 1 prior to the breach, (iii) any outstanding Cerner equity award held by you on the date of the breach will immediately be forfeited notwithstanding any contrary term or condition in any underlying grant instrument. Cerner will also be entitled to all other legal and equitable remedies available to it by law; and (iv) you will be obligated to return to Cerner all shares of Cerner common stock (or the proceeds from the sale of such shares if such shares have been sold) received by you under, or as a result of your exercise of, a

Cerner Equity Award which was subject to accelerated vesting in accordance with Paragraph 1. Cerner will also be entitled to all other legal and equitable remedies available to it by law.
9.NONADMISSION OF LIABILITY. You understand and agree that neither this Transition Agreement nor any action taken hereunder is to be construed as an admission of liability by Cerner or any of the Cerner Released Parties.
10.VOLUNTARY EXECUTION. You acknowledge that you have read this Transition Agreement in its entirety, that you understand its contents, and that you have executed it voluntarily. You further acknowledge that you have consulted with your attorney prior to signing this Transition Agreement.
11.COMPLIANCE WITH SECTION 409A; TAX WITHHOLDING OBLIGATIONS. Notwithstanding any other provision of this Transition Agreement, all payments provided hereunder shall be made in a manner that is intended to comply with Section 409A or an applicable exemption thereto, including the separation pay and short-term deferral exceptions. Any payment provided under this Transition Agreement which is required to be delayed for six (6) months following your separation from service and on account of you being a “specified employee” of Cerner shall be so delayed. For purposes of Section 409A, each installment payment provided under this Transition Agreement shall be treated as a separate payment. Notwithstanding the foregoing, Cerner makes no representations that the payments and benefits provided under this Transition Agreement comply with Section 409A, and in no event shall Cerner be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by you on account of non-compliance with Section 409A. The parties acknowledge and agree that your Departure Date shall be deemed to be your separation from service date for purposes of Section 409A. All payments of compensation, benefits, bonuses and severance payments under this Transition Agreement are subject to all applicable payroll tax withholding requirements.
12.NOTICE. All notices, requests, demands and other communications hereunder shall be deemed duly given if delivered by hand or if mailed by certified or registered mail or sent by express courier with postage or charges prepaid as follows:
If to Cerner:
Cerner Corporation
2800 Rockcreek Parkway
North Kansas City, MO 64117-2551
Attn: Chief Legal Officer
If to you:
    At the address on file with Cerner’s HR department

or to any other address as either party may provide to the other in writing by notice given in accordance with this paragraph.
13.    MUTUAL NON-DISPARAGEMENT. From and after the Departure Date, you agree not to make any statement, whether direct or indirect, whether true or false, that is intended to become public, or that should reasonably be expected to become public, and that criticizes, ridicules, disparages or is otherwise derogatory of the Cerner companies or its employees, officers, directors or stockholders. Cerner shall (i) not release any public statement (or statement that is intended or reasonably expected to become public) and (ii) instruct its executive officers and the members of the Board of Directors that, from and after the Departure Date, they shall not make any statement that is intended to become public, or that should reasonably be expected to become public, in either case that criticizes, ridicules, disparages or is otherwise derogatory of you. This Section shall not, however, prohibit you from testifying truthfully as a witness in any court proceeding, governmental investigation or other legal process, or to defend or enforce your rights under this Transition Agreement or the Letter Agreement.
14.    NOTICE TO SUBSEQUENT EMPLOYER. You agree to inform any potential new employer, prior to accepting such employment, of the existence of the non-competition, non-solicitation and confidentiality provisions contained in this Transition Agreement and your Employment Agreement.
15.    GOVERNING LAW. This Transition Agreement shall be governed by and construed in accordance with the laws of the State of Missouri to the extent not governed or preempted by federal law.
16.    SEVERABILITY. If any provision of this Transition Agreement is held to be unenforceable, this Transition Agreement will be deemed amended to the extent necessary to render the otherwise unenforceable provision—and the rest of this Transition Agreement—valid and enforceable. If an arbitrator (or court) declines to amend this Transition Agreement as provided in this paragraph, the invalidity or unenforceability of any provision of this Transition Agreement will not affect the validity or enforceability of the remaining provisions, which must be enforced as if the offending provision had not been included in this Transition Agreement.
17.    COMPLETE AGREEMENT. This Transition Agreement constitutes the full, complete and entire agreement of the parties related to the separation benefits to which you are entitled. Without limitation, the benefits and payments under this Transition Agreement (and the Letter Agreement) supersede and replace any benefits or payments you might otherwise be eligible to receive under your Employment Agreement, the Cerner Enhanced Severance Pay Plan, any successor thereto, or any other broad-based Cerner severance plan or policy which otherwise would be applicable to you. However, the parties agree that your Employment Agreement (excluding any right you have to any severance payment or severance benefit thereunder), otherwise remains in full force and effect. For the avoidance of doubt, your Arbitration Agreement shall survive this Transition Agreement, and the parties agree that your Arbitration Agreement will govern any disputes between the parties related to this Transition Agreement. In making this Transition Agreement, the parties rely wholly upon their own judgment, belief and knowledge and the advice of their respective counsel. All executed copies, whether signed in counterparts or otherwise, or duplicate originals, are equally admissible in evidence.
18.    COUNTERPARTS. This Transition Agreement may be executed via electronic transmission or executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement, and the approval by electronic transmission of the undersigned or signature of the undersigned transmitted by facsimile, or as an attachment to an electronic mail message in “pdf” or similar format, shall be deemed to be their execution of this Transition Agreement and such execution by electronic transmission or signature by any permitted means shall have the same force and effect as if an original signed counterpart was delivered in person.

This Transition Agreement is executed as of this [__] day of ____ 202_.

D. Brent Shafer

Cerner Corporation

By:
    Daniel P. Devers
Executive Vice President and Chief Legal Officer
13